Exhibit 4.01.1

Amendment to Third Amended and Restated Investor Rights Agreement

This Amendment No. 1 (the “Amendment”) to the Third Amended and Restated Investor Rights Agreement dated as of May 31, 2002 (the “Rights Agreement”) is made and entered into as of August     , 2004 pursuant to Section 6.2 of the Rights Agreement by and among Google Inc., a Delaware corporation, the Investors (as defined in the Rights Agreement), and the other parties to the Rights Agreement. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings assigned to them in the Rights Agreement.

Recitals

WHEREAS, Section 6.2 of the Rights Agreement permits amendment of the Rights Agreement, and waiver of rights under the Rights Agreement, upon written consent of the Company and Investors holding at least a majority of the outstanding shares of Registrable Securities;

WHEREAS, the Company proposes to complete an underwritten public offering (the “Public Offering”) of shares (the “Shares”) of the Class A common stock, $0.001 par value, of the Company (the “Class A Common Stock” and, together with the Company’s Class B common stock, $0.001 par value, the “Common Stock”), which Public Offering shall be registered on a registration statement filed with the Securities and Exchange Commission (the “Registration Statement”).

WHEREAS, in order to facilitate the Offering, the Company and Investors holding a majority of Registrable Securities desire to amend Sections 1.8 and 3.12 of the Rights Agreement and waive other rights and obligations as provided herein.

Agreement

NOW, THEREFORE, the parties hereto hereby agree as follows, upon the execution hereof by the Company and the Investors holding a majority of the Registrable Securities:

1. Amendment of Section 1.8. Effective upon the earlier of the expiration or exercise in full of the underwriters’ over-allotment option in the Public Offering, Section 1.8 of the Rights Agreement is hereby amended in its entirety to be replaced by the following:

(a) ““Registrable Securities” shall mean (i) the Series D Warrant Holder Common Shares; (ii) the Heller Financial Common Shares; provided, however, that the Heller Financial Common Shares shall be excluded from the definition of Registrable Securities for the purposes of Sections 1.7, 3.1 and 3.3; (iii) the ARE Common Shares; (iv) shares of Class A common stock issued or issuable (directly or indirectly) pursuant to the conversion of the Company’s Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, including shares of any series of Preferred Stock of the Company issued upon the exercise of any outstanding warrant or other security exercisable for shares of Preferred Stock, if the issuance of such security was approved by the Company’s Board of Directors; provided, however, that any such shares relating to the Heller Financial Warrant shall be excluded from the definition of Registrable Securities for the purposes of Sections 1.7, 3.1 and 3.3; (v) any Class A common stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, the Series D Warrant Holder Common Shares, the Heller Financial Common Shares and the ARE Common Shares; and (vi) shares of Class A common stock of the Company issued pursuant to that certain Confidential Settlement Agreement and Release among the Company and Yahoo Inc., dated August 9, 2004, which are not sold to the public in the Public Offering pursuant to the registration statement applicable to the Public Offering; excluding in all cases, however, any Registrable Securities that have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned, and provided in all cases that such shares relating to the Heller Financial Warrant shall be excluded from the definition of Registrable Securities for the purposes of Sections 1.7, 3.1 and 3.3.”

2. Amendment of Section 3.12. Section 3.12 of the Rights Agreement is hereby amended in its entirety to be replaced by the following:

“3.12	Lockup Agreement.

a.	Restriction on Transfers. Without the prior written consent of the Company, except as specifically provided in this letter agreement, each Holder will not, during the period commencing on the date hereof and ending one hundred fifty (150) days after the date of the final prospectus relating to the Company’s initial public offering of its capital stock (the “Public Offering”) pursuant to a registration statement filed under the Securities Act of 1933 (the “Prospectus”) (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock, whether any such transaction described in clause (1) or (2) above (any such transaction described in clauses (1) and (2), a “Transfer”) is to be settled by delivery of capital stock or such other securities, in cash or otherwise.

b.	Restriction on Demanding Registration. Each Holder agrees that, without the prior written consent of the Company, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of capital stock or any security convertible into or exercisable or exchangeable for capital stock.

c.	Stop Transfer Order. Each Holder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against any proposed Transfer of the undersigned’s shares of capital stock except in compliance with the provisions of this agreement.

d.	Exceptions to Transfer Restriction – Transactional Exceptions. The restrictions of Section 3.12(a) shall not apply to (i) transactions relating to shares of capital stock or other securities acquired in open market transactions after the completion of the Public Offering, (ii) transfers of shares of capital stock or any security convertible into capital stock as a bona fide gift or gifts, (iii) conversion of Class B common stock of the Company into Class A common stock of the Company and conversion of Preferred Stock to Class B common stock or (iv) Transfers of shares of capital stock in the Public Offering pursuant to the registration statement to which the Prospectus relates and the underwriting agreement among the Company and the underwriters of the Public Offering; provided that, in the case of any transfer or distribution pursuant to clause (ii), the exception to the restrictions of Section 3.12(a) provided for in this Section 3.12(d) shall be conditioned upon the following: (A) each donee or distributee shall sign and deliver a lock-up letter agreement substantially in the form of this agreement and (B) the Holder shall not be required to, and shall not voluntarily, file a report under Section 16(a) of the Securities Exchange Act of 1934, reporting a reduction in beneficial ownership of shares of capital stock during the Restricted Period.

e.	Partial Termination of Transfer Restriction. Notwithstanding the provisions of Section 3.12(a), the each Holder may effect the following Transfers during the Restricted Period:

i.	Beginning on the ninetieth (90th) day after the date of the Prospectus, each Holder may Transfer shares of capital stock of the Company in an aggregate amount up to one third (1/3) of the Holder’s Reference Holdings (rounded down to the nearest whole share). “Reference Holdings” means, with respect to each Holder, the number of shares of Class A common stock held by the Holder (not including any shares of capital stock sold pursuant to the registration statement to which the Prospectus relates that are beneficially owned by the Holder); provided that Reference Holdings shall be determined by assuming that all shares of capital stock or other securities that are, directly or indirectly, convertible into or exercisable for shares of Class A common stock have so converted or exercised (and assuming that, if a series of successive conversions and/or exercises would result in the issuance of Class A common stock, such conversions and exercises have occurred).

ii.	Beginning on the one hundred twentieth (120th) day after the date of the Prospectus, each Holder may Transfer shares of capital stock of the Company in an aggregate amount up to one third (1/3) of the Holder’s Reference Holdings (rounded down to the nearest whole share). For clarification, the shares with respect to which a Holder may effect Transfers as a result of the provisions of this Section 3.12(e)(ii) are in addition to the shares with respect to which such Holder may effect Transfers as a result of Section 3.12(e)(i).

f.	Future Waiver of Lockup By Company. Each Holder agrees that the Company may unilaterally waive in whole or in part, or otherwise modify in a manner that is not adverse to the Holders, the restrictions set forth in the amendment in Section 1 above, provided that the Company treats all Holders in a substantially consistent manner.”

3. Company Reliance. Each Holder understands that the Company is relying upon this agreement in proceeding toward consummation of the Public Offering. Each Holder further understands that this agreement is irrevocable and is binding upon the Holder’s heirs, legal representatives, successors and assigns.

4. No Obligation to Complete Offering. Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an underwriting agreement, the terms of which are subject to negotiation between the Company and the underwriters of the Public Offering.

5. No Additional Rights. The terms of this letter agreement shall not change any vesting provisions, rights of repurchase in favor of the Company or rights of first refusal that apply to shares of the Company’s capital stock held by the Holder.

6. Waiver of Rights to Sell in Offering. Each Holder hereby waives any and all rights to sell capital stock of the Company in the Public Offering, or otherwise to require the Company to register shares in connection with the registration statement to which the Prospectus relates, and all rights to notice and waiting periods related thereto. The parties acknowledge that, subject to the completion and return by a Holder of selling stockholder documents in customary form at least one business day prior to the effective date of the Registration Statement, the Company agrees to register shares as part of the Public Offering on behalf of each Holder as described in the Registration Statement filed with the Securities and Exchange Commission on August 9, 2004 (the “August 9, 2004 Registration Statement”); provided, however, that the Company may reduce the number of shares proposed to be offered by any Holder if market conditions warrant, with any such reduction to be applied ratably to each Holder (and to any other selling stockholder in the Public Offering that is an employee of the Company) based on the number of shares proposed to be offered for sale by such Holder (and such other selling stockholder) as described in the August 9, 2004 Registration Statement. The foregoing sentence does not apply to shares of Class A common stock of the Company that are not Registrable Securities as of the date of this letter agreement, unless such shares are held by an employee of the Company. This Section 6 shall terminate in the event that the pricing of the Public Offering does not occur before September 15, 2004.

7. Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of California.

8. No Further Modifications. Except as expressly set forth in this Amendment, the Rights Agreement shall continue in full force and effect in accordance with its terms.

9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to the conflict of laws provisions thereof.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, the parties hereto have caused this AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT to be executed as of the date first above written.

“COMPANY”	GOOGLE INC. a Delaware corporation

	By:	/s/ David C. Drummond
	Name:	David C. Drummond
	Title:	Vice President of Corporate Development, Secretary and General Counsel

“INVESTOR”	Sequoia Capital VIII Sequoia International Technology Partners VIII Sequoia International Technology Partners VIII (Q)

	By:	SC VIII Management, LLC
A Delaware Limited Liability Corporation General Partner of Each

	By:	/s/ Michael Moritz
Managing Member

[Sig Page — Amend. No. 1 to Third Amended and Restated Investor Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT to be executed as of the date first above written.

“COMPANY”	GOOGLE INC. a Delaware corporation

	By:	/s/ David C. Drummond
	Name:	David C. Drummond
	Title:	Vice President of Corporate Development, Secretary and General Counsel

“INVESTOR”	KPCB Holdings Inc. as Nominee

	By:	/s/ John Denniston
	Name:	John Denniston
	Title:	President

[Sig Page — Amend. No. 1 to Third Amended and Restated Investor Rights Agreement]

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